Opinion of Counsel and Consent of Counsel

February 7, 2002

Board of Directors
Gravity Spin Holdings, Inc.

Re: Registration Statement on Form SB-2

Gentlemen:

As counsel to Gravity Spin Holdings, a Nevada corporation (the "Company"), we have participated in the preparation of the Company's Registration Statement on Form SB-2 to be filed with the Securities and Exchange Commission ("Commission") pursuant to the Securities Act of 1933, as amended ("Act"), relating to the registration of 10,771,600 shares of the Company's $.001 par value common stock owned by the selling security holders ("Registration Statement") ("Shares"). As counsel to the Company, we have examined such corporate records, certificates and other documents of the Company, and made inquiries of such officers of the Company, as we have deemed necessary or appropriate for purposes of this opinion. Based upon such examinations and inquiries, we are of the opinion that the Shares have been and are duly authorized, validly issued, fully paid and non-assessable shares of the common stock of the Company pursuant to the provisions of applicable Untied States federal securities law, the Nevada General Corporation Law and the Nevada Uniform Securities Act.

We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required pursuant to Section 7 of the Act or the rules and regulations of the Commission pursuant thereto. Nothing in this opinion shall be deemed to relate to or constitute an opinion concerning any matters not specifically set forth above.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement on Form SB-2 filed by the Company and the reference to our firm contained therein under "Legal Matters."


Sincerely,



/s/ Thomas E. Stepp, Jr.
-------------------------
Stepp Law Group
Newport Beach, California